Exhibit 99.1

Appleton Papers Inc. Announces Consent Solicitation with Respect to its Senior and Senior Subordinated Notes

(Appleton, Wis., May 26, 2006) Appleton Papers Inc. today announced that it has commenced a consent solicitation to amend certain provisions of the indentures governing its 8.125% Senior Notes due 2011 and 9.75% Senior Subordinated Notes due 2014.

The proposed amendments will permit Appleton to make distributions to Paperweight Development Corp., the parent company of Appleton, to allow Paperweight to make certain payments that are required by Appleton’s employee stock ownership plan and applicable laws, and to make other related changes to the restricted payments covenant and the definitions in the each of the indentures.

The consent solicitation is scheduled to expire at 11:59 p.m., New York City time, on June 9, 2006, unless extended.

The proposed amendments to each indenture will require, on or prior to the expiration date, the consent of note holders of at least a majority in aggregate principal amount of each of the senior notes and senior subordinated notes that are outstanding as of May 25, 2006.

In consideration of the holders’ consent to the proposed amendments, Appleton is offering to make a cash payment of $10 for each $1,000 principal amount of notes held as of May 25, 2006, for which consents have been received prior to the expiration date and not validly revoked.

This press release is neither a solicitation of consents, an offer to purchase the notes nor a solicitation of an offer to sell securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated May 26, 2006.

Additional information concerning the terms and conditions of the consent solicitation and copies of the Consent Solicitation Statement and related documents may be obtained from Global Bondholders Services Corporation, acting as information agent, at 65 Broadway – Suite 723, New York, New York, 10006, at telephone numbers (212) 430-3774 (banks and brokers) and toll free (866) 952-2200. Questions regarding the consent solicitation may be directed to UBS Securities LLC, attn: Liability Management Group at (203) 719-4210 or toll free at (888) 722-9555 ext. 4210.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications as well as encapsulation, security, printing and packaging technologies. The Company produces carbonless, thermal, security, and performance packaging products and provides secure and specialized print services. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:	Bill Van Den Brandt, Manager, Corporate Communications
920-991-8613 bvandenbrandt@appletonideas.com